EXHIBIT 99.1

15 West 6th Street, Suite, 1800 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

Laredo Petroleum Schedules First-Quarter 2014 Earnings Conference Call For May 8 and Provides Commodity Derivatives Update

First-Quarter 2014 Conference Call
Thursday, May 8, 2014
9:00 a.m. CT (10:00 a.m. ET)
Dial-in number: 866.202.0886
International dial-in number: 617.213.8841
Conference Code: 64885520

TULSA, OK - April 15, 2014 - Laredo Petroleum, Inc. (NYSE: LPI) (“Laredo” or “the Company”), will host a conference call on Thursday, May 8, 2014 at 9:00 a.m. CT (10:00 a.m. ET) to discuss its first-quarter 2014 financial and operating results. Laredo plans to release earnings the same day before market open. The Company also announces preliminary results for its commodity derivatives for the first quarter of 2014.

Conference Call
Laredo invites interested parties to listen to the call via the Company’s website at www.laredopetro.com, under the tab for “Investor Relations.” Individuals who would like to participate on the call should dial the applicable dial-in number approximately 10 minutes prior to the scheduled conference time, and enter the conference code listed above. A telephonic replay will be available approximately two hours after the call on May 8, 2014 through Thursday, May 15, 2014. Participants may access this replay by dialing 888.286.8010, using conference code 47404317.

Commodity Derivatives
For the three months ended March 31, 2014, Laredo expects to report a loss on derivatives of approximately $31.1 million, including approximately $1.4 million net cash paid on settlements of matured derivatives and approximately $76.7 million net cash received on early settlements of derivative contracts. Although management does not expect these numbers to change, they are preliminary and unaudited.
Laredo records all derivatives on its balance sheet as either assets or liabilities measured at their estimated fair value. Laredo has not designated any derivatives as hedges for accounting purposes and

Laredo does not enter into such instruments for speculative trading purposes. Gain (loss) on derivatives is reported under “Non-operating income (expense)” in Laredo’s consolidated statements of operations.

Weighted-Average Shares Outstanding
For the three months ended March 31, 2014, basic and diluted weighted-average shares outstanding were approximately 141.067 million and 143.084 million, respectively.

About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian region of the United States.
Additional information about Laredo may be found on its website at www.laredopetro.com.
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Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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